UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2021

KRYSTAL BIOTECH, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38210	82-1080209
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2100 Wharton Street, Suite 701

Pittsburgh, Pennsylvania 15203

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (412) 586-5830

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	KRYS	Nasdaq

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 31, 2020, the board of directors (the “Board”) of Krystal Biotech, Inc. (the “Company”) appointed Drs. Jing Marantz and Christopher Mason to serve as directors of the Company, effective as of January 4, 2021. Dr. Marantz will serve as a Class II director whose term will expire at the 2022 annual meeting of stockholders, and Dr. Mason will serve as a Class III director whose term will expire at the 2023 annual meeting of stockholders. There is no arrangement or understanding between either Dr. Marantz or Dr. Mason and any other person pursuant to which either of them was selected as a director of the Company, and there is no family relationship between Drs. Marantz and Mason and any of the Company’s other directors or executive officers. The Company is not aware of any transaction involving Drs. Marantz and Mason requiring disclosure under Item 404(a) of Regulation S-K. Additional information about Drs. Marantz and Mason is set forth below.

Jing L. Marantz, M.D., PhD, MBA, age 56, has served as Senior Vice President, Medical Affairs of Acceleron Pharma since October 2020. From June 2018 to September 2020, Dr. Marantz served as Senior Vice President, Medical Affairs of Alnylam Pharmaceuticals. She served as Vice President, Global Medical Affairs for Alexion Pharmaceuticals from August 2016 to June 2018 and as Global Medical Lead for TECFIDERA® at Biogen from April 2014 to June 2016. Dr. Marantz earned an MD from Tongji Medical College, a PhD in Biochemistry and Molecular Biology from Medical University of South Carolina, and an MBA from the University of California at Berkeley.

Christopher Mason, MD, PhD, FRCS, FRSB, FMedSci, age 62, has served as Founder and Chief Scientific Officer of AVROBIO, Inc. since July 2015. Dr. Mason has been on the faculty of the Advanced Centre for Biochemical Engineering, University College London since 1999, including Full Professor of Regenerative Medicine Bioprocessing (2008-2017), and Full Professor of Cell and Gene Therapy since 2017. Dr. Mason also has served as founder and director of London Regenerative Medicine Network Ltd. and OriBiotech Ltd. since February 2008 and February 2015, respectively. He previously served as founder and a director of Stem Cell Translation Ltd. from October 2006 to March 2018 and served as a trustee of the British Neurological Research Trust from May 2012 to May 2016 and the UK Stem Cell Foundation from September 2010 to May 2016. Dr. Mason earned an MBBS (MD) from the United Medical and Dental Schools of Guy’s and St. Thomas’s Hospitals (now King’s College London), a BSc (Hons) in Clinical Sciences from the Imperial College London (St. Mary’s Hospital Medical School / Royal Postgraduate Medical School), and a PhD from Advanced Center for Biochemical Engineering, University College London. He is an elected Fellow of the Academy of Medical Sciences, Royal College of Surgeons of England, Royal College of Surgeons in Ireland, and Royal Society of Biology.

In accordance with the Company’s compensation policy for non-employee directors, upon commencement of service as a director, each of Drs. Marantz and Mason will be granted nonqualified stock options to purchase 13,600 shares of the Company’s common stock. The stock options will have an exercise price per share equal the closing price of the Company’s common stock on the date of grant. The options will vest and become exercisable in 36 equal monthly installments subject to the recipient’s continuous service through such vesting dates and subject to acceleration upon a change in control. Additionally, Drs. Marantz and Mason each will be entitled to receive a $40,000 annual retainer for their service as director.

At each annual stockholder meeting following which their respective terms as a director continues, each of Drs. Marantz and Mason will be entitled to receive additional nonqualified stock options to purchase 6,800 shares of the Company’s common stock, which will vest in full and become exercisable in 12 equal monthly installments subject to the recipient’s continuous service through such vesting dates and subject to acceleration upon a change in control. Drs. Marantz and Mason have also entered into the Company’s standard form of indemnification agreement.

Item 7.01	Regulation FD Disclosure.

On January 4, 2021, the Company issued a press release announcing the appointment of Drs. Marantz and Mason to the Board. A copy of this press release is furnished herewith as Exhibit 99.1 to this Current Report. The information contained in the press release furnished as Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release, dated January 4, 2021.

104	Cover Page Interactive Data file (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 4, 2021	KRYSTAL BIOTECH, INC.

	By:	/s/ Krish S. Krishnan
	Name:	Krish S. Krishnan
	Title:	President and Chief Executive Officer